EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER INTERMEDIATE INCOME SECURITIES 10f-3 transactions for the period October 31, 1999-March 31, 2000 TOTAL ISSUED/ DATE PRICE AMOUNT % of
   PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT BY FUND BROKER(S) Bank of America 7.8 2/15/10
     060505 AD6 02/08/00 $ 99.733 $2,000,000.00 1.680%
     $1,000,000,000.00 0.200% BancAmerica Duke Capital
Corporation 7 1/4 10/01/2004 09/21/99 $ 99.842 $2,000,000.00
  1.511% $ 500,000,000.00 0.400% Merrill Lynch Sanwa 8.35
      7/15/2009 07/15/99 $ 99.943 $2,000,000.00 1.450%
   $1,500,000,000.00 0.133% Merrill Lynch Electronic Data Systems 6.85 10/15/2004 10/06/99 $ 99.899 $2,000,000.00
 0.400% $ 500,000,000.00 0.400% Merrill Lynch Raytheon 8.2
  3/1/06 735111AY7 03/02/00 $ 99.98 $2,000,000.00 1.750% $
  850,000,000.00 0.235% Lehman Brothers Sempra Energy 7.95 3/1/10 816851AB5 02/17/00 $ 99.738 $2,000,000.00 1.520% $
            500,000,000.00 0.400% Goldman Sachs